Exhibit 99.2

Execution Form

ASSET PURCHASE AGREEMENT

by and among

JOSEPH CORY WAREHOUSES, INC.,

JOSEPH CORY HOLDINGS LLC,

CORY HOME DELIVERY SERVICE OF P.R., INC.,

JOSEPH CORY DELIVERY SERVICE OF FLA. INC.,

and

PARENT SHAREHOLDERS, individually

(Signing for the limited purposes expressed herein)

and

J. B. HUNT TRANSPORT, INC.,

and

PATRICK CORY SHAREHOLDER REPRESENTATIVE LLC

dated as of

January 7, 2019

-i-

-ii-

-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 7, 2019, is entered into by and among JOSEPH CORY WAREHOUSES, INC., a New Jersey corporation (“Parent”), JOSEPH CORY HOLDINGS LLC, a Delaware limited liability company (“Holdings”), CORY HOME DELIVERY SERVICE OF P.R., INC., a corporation organized and existing under the laws of Puerto Rico (“Cory-PR”), JOSEPH CORY DELIVERY SERVICE OF FLA. INC., a Florida corporation (“Cory-FLA”; Parent, Holdings, Cory-PR and Cory-FLA may be referred to herein collectively as “Seller”), J. B. HUNT TRANSPORT, INC., a Georgia corporation (“Buyer”) and PATRICK CORY SHAREHOLDER REPRESENTATIVE LLC (or its successors and assigns) (the “Shareholder Representative”), as the Shareholder Representative. The shareholders of the Parent, in their individual capacities (collectively, the “Parent Shareholders”), are made parties hereto for the sole purposes of (i) making representations and warranties in Article IV, (ii) agreeing to deliver the agreements described in Section 3.02(a)(xii), (iii) making the representations and covenants in Section 6.17, (iv) consenting to Section 10.12, and (v) the indemnification obligations set forth in Article VIII.

Recitals

WHEREAS, Parent owns one hundred percent (100%) of the membership interests in each of Holdings, Joseph Cory Holdings Leasing, LLC, a Delaware limited liability company (“Leasing”), and Logistics Leasing & Services LLC, a Delaware limited liability company (“Logistics”);

WHEREAS, Holdings owns one hundred percent (100%) of the membership interests or outstanding capital stock, as applicable, of Cory-PR, Cory-FLA and certain of the Acquired Entities (defined herein);

WHEREAS, Parent, Holdings, Cory-PR, Cory-FLA and the Acquired Entities collectively engage in the business of providing final-mile and large product delivery services (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets (including membership interests or capital stock, as applicable, of the Acquired Entities) of the Business, and certain specified liabilities of the Business, subject to the terms and conditions set forth herein;

WHEREAS, each of Patrick Cory and Marin Dragojevic has entered into consulting agreements with Buyer (the “Consulting Agreements”), effective upon consummation of the Closing (defined herein); and

WHEREAS, each of the Parent Shareholders has entered into Noncompetition Agreements (defined herein) effective upon consummation of the Closing,

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

article I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” means all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing.

“Acquired Entities” means the limited liability companies listed on Annex 1 hereto.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Act 80” means Act 80 of 30 May 1976, as amended, (P.R. Laws Ann. tit. 29, § 185b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Assigned Contracts” means Contracts included in the Purchased Assets and assigned to Buyer through the Assignment and Assumption Agreement.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Bank Debt” means that certain amount or amounts owed by one or more Sellers and/or their Affiliates to Bank of America other than pursuant to the Letters of Credit.

“Basket Amount” has the meaning set forth in Section 8.04(b)(ii).

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” means the books and records of the Business as maintained by Seller prior to the Closing.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Delaware are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(e).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Ernst & Young LLP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date; provided, however, that any Account Receivable that remains unpaid as of the one hundred twentieth (120th) day after the Closing shall not be included as a Current Asset in the calculation of Closing Working Capital for purposes of such Closing Working Capital Statement in the event that Buyer assigns such Account Receivable to Parent.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consulting Agreements” has the meaning set forth in the recitals.

“Contingent-Risk Coverage Policy” means the contingent-risk insurance policy to be bound as of and delivered at the Closing in the form, substance, and cost mutually agreed to by the Buyer and Seller prior to the Closing Date.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Cory-FLA” has the meaning set forth in the preamble.

“Cory-PR” has the meaning set forth in the preamble.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement as reflected in Section 2.06(a)(i) of the Disclosure Schedules, as adjusted in the Closing Working Capital Statement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement as reflected in Section 2.06(a)(i) of the Disclosure Schedules, as adjusted in the Closing Working Capital Statement.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Driver Deposits” means that certain amount of money collected from drivers under their Contracts with the Sellers and/or Acquired Entities in an approximate amount of $1.6 million, that Buyer agrees to apply to claims or return to drivers from time to time as agreed upon in their Contracts.

“Effective Time” has the meaning set forth in Section 3.01.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” has the meaning set forth in Section 4.02.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged noncompliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged noncompliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement, as mutually determined by Buyer and Seller prior to or at the Closing.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A, subject to such modifications as may be requested by the Escrow Agent, provided that such modifications are acceptable to Buyer and the Shareholder Representative.

“Escrow Amount” means an amount equal to Ten Million Dollars ($10,000,000.00) plus the Withheld Amount, to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(n).

“FMCSA” has the meaning set forth in Section 4.22(b).

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(viii)

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holdings” has the meaning set forth in the preamble.

“Indemnification Shortfall Amount” has the meaning set forth in Section 8.04(b)(i)(y).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.06(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) semiconductor chips and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses (other than generally available, commercial, off-the-shelf software), sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Marin Dragojevic, Patrick Cory, Kevin Cory, Loryn Marino, Carlos Jiminez, Wayne Hutnick, Shirley Disbrow, Johanna Soto or Luisa Solana.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Leasing” has the meaning set forth in the recitals.

“Letters of Credit” means those three letters of credit drawn on Bank of America issued to the landlords of the three parcels of Leased Real Property located in North Bergen, New Jersey, Linden, New Jersey and Jessup, Maryland.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Logistics” has the meaning set forth in the recitals.

“Losses” means (i) losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, (ii) the cost of enforcing any right to indemnification hereunder (but only if a party declines the applicable claim for indemnification and the party seeking indemnification ultimately is successful in recovering a substantial portion of the Losses underlying such claim) and (iii) the cost of pursuing any insurance providers with respect to a denial of insurance coverage under the Policies in the event that Buyer reasonably determines that any such denial is inconsistent with the terms of the Policies; provided, however, that “Losses” shall be limited as provided in Section 8.04(e).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, credit or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening of such conditions threatened or existing on the date hereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters); or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Membership Interests” means the membership interests in each Acquired Entity that is a limited liability company.

“Multiemployer Plan” has the meaning set forth in Section 4.18(c).

“Noncompetition Agreement” means the Confidentiality, Noncompetition and Nonsolicitation Agreement between Buyer and each of the Parent Shareholders, to be executed and delivered contemporaneously with the execution of this Agreement and which shall become effective at the Closing, in the form attached hereto as Exhibit B.

“Non-fundamental Representations” means each of the representations set forth in Article IV other than the Fundamental Representations.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.18(a)

“Owner-Operator Contracts” has the meaning set forth in Section 4.07(c).

“Parent” has the meaning set forth in the preamble.

“Parent Shareholders” shall have the meaning set forth in the preamble and shall consist of those persons made parties hereto who own 100% of the stock of Parent.

“Payoff Amount” has the meaning set forth in Section 7.02(j).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Policies” means the R&W Policy and the Contingent-Risk Coverage Policy.

“Policy Expense” has the meaning set forth in Section 6.16.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Power of Attorney” has the meaning set forth in Section 3.02(a)(vii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Fraction” means, for each Parent Shareholder, a fraction, the numerator of which is the number of shares of common stock of Parent owned by such Parent Stockholder immediately prior to the consummation of the Closing and the denominator of which is the total number of shares of common stock of Parent owned by all of the Parent Stockholders immediately prior to the consummation of the Closing.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(c).

“Real Property” means the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“R&W Policy” means the buyer-side representation and warranty insurance policy to be bound as of and delivered at the Closing in the form and substance (including cost estimation) provided to Parent immediately prior to the date hereof.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(b)(ii).

“Restricted Business” means the business of providing final-mile and large product delivery services.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Retention Amount” means the aggregate amount of the retention under the R&W Policy.

“Review Period” has the meaning set forth in Section 2.06(b)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Cap” has the meaning set forth in Section 8.02(b)(i)(y)(A).

“Seller Closing Certificate” has the meaning set forth in Section 7.02(k).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means WithumSmith + Brown.

“Shareholder Representative” has the meaning set forth in the preamble.

“Shares” means the shares of capital stock of any class of each Acquired Entity that is a corporation.

“Specified Liabilities” means those potential liabilities set forth on Section 2.04 of the Disclosure Schedules.

“Statement of Objections” has the meaning set forth in Section 2.06(b)(ii).

“Stockholder Cap” has the meaning set forth in Section 8.02(b)(i)(y)(B).

“Target Working Capital” has the meaning set forth in Section 2.06(a)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means any state or territory in the United States in which Seller or its Affiliates engaged in the Business prior to Closing and any state or territory of the United States and any province or state of Canada or Mexico in which Buyer or its Affiliates engage in the transportation, delivery and third party logistics business as of the Closing.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignment, Assignment and Assumption of Leases, the Power of Attorney and the other agreements, instruments and documents required to be delivered by Seller to Buyer, or by Buyer to Seller, at the Closing.

“Undisputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Union” has the meaning set forth in Section 4.19(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Withheld Amount” has the meaning set forth in Section 6.12.

article II
Purchase and Sale

Section 2.01     Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the Membership Interests or Shares, as applicable, of the Acquired Entities and any assets set forth on Section 2.01 of the Disclosure Schedules.

Section 2.02     Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets set forth on Section 2.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 2.03     Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the Liabilities of Seller set forth on Section 2.03 of the Disclosure Schedules (collectively, the “Assumed Liabilities”), and no other Liabilities.

Section 2.04     Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, any Liabilities set forth on Section 2.04 of the Disclosure Schedules (the “Specified Liabilities”).

Section 2.05     Purchase Price. The aggregate purchase price for the Purchased Assets shall be One Hundred Million Dollars ($100,000,000), subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:

(a)     The Purchase Price, less (i) the Policy Expense, (ii) the Driver Deposits in an amount to be agreed upon by Parent and Buyer prior to the Closing (such agreement not to be unreasonably withheld), (iii) the Payoff Amount and (iv) the Escrow Amount, shall be paid by wire transfer of immediately available funds to Seller, to accounts (which shall be specified in writing to Buyer no later than two Business Days prior to the Closing Date) in the names of Parent and Holdings, in such amounts to each account as shall have been agreed to in writing by Buyer and Seller no later than two Business Days prior to the Closing Date; and

(b)     The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement. A total of Ten Million dollars ($10,000,000) of the Escrow Amount shall be available to satisfy (i) any adjustments to the Purchase Price in favor of Buyer pursuant to Section 2.06(a), (ii) subject to the limitations set forth in Article VIII: (A) to the extent that any claims are made against the R&W Policy with respect to the breach of Non-fundamental Representations and are denied by the applicable insurer pursuant to the terms of the R&W Policy, Losses suffered by Buyer with respect thereto, but only to the extent of those in excess of the Basket Amount, (B) to the extent that any claims are made against the R&W Policy with respect to the breach of any Fundamental Representations and are denied by the insurer pursuant to the terms of the R&W Policy, 100% of the Losses suffered by Buyer in connection with such claims and (C) 100% of the Losses suffered by Buyer in connection with certain indemnifiable claims by the Buyer Indemnitees for Losses as set forth in Section 8.02(b), (c) or (d), and (iii) amounts due from the Seller pursuant to Section 2.10. The portion of the Escrow Amount representing the Withheld Amount shall be available solely to satisfy the escrow requirements of the Bulk Sales Section; any portion of the Withheld Amount not required to be paid to the State of New Jersey pursuant to the Bulk Sales Section shall be returned to the Seller pursuant to the terms of the Escrow Agreement. For the avoidance of doubt, the Escrow Amount shall not be used for any other purposes.

Section 2.06     Purchase Price Adjustment.

(a)     Post-Closing Adjustment.

(i)     Within one hundred twenty (120) days after the Closing Date but no sooner than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Section 2.06(a)(i) of the Disclosure Schedules (the “Closing Working Capital Statement”), and (B) a certificate of an officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.06(a)(i) of the Disclosure Schedules.

(ii)     The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus $5,347,000 (the “Target Working Capital”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the parties shall direct the Escrow Agent to pay to Buyer, from the funds held pursuant to the Escrow Agreement, an amount equal to the Post-Closing Adjustment.

(b)     Examination and Review.

(i)     Examination. After receipt of the Closing Working Capital Statement, the Shareholder Representative shall have forty five (45) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Shareholder Representative and Seller’s Accountants shall have full access to the relevant Books and Records, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as the Shareholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)     Objection. On or prior to the last day of the Review Period, the Shareholder Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the Shareholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Shareholder Representative’s disagreement therewith (the “Statement of Objections”). If the Shareholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Shareholder Representative. If the Shareholder Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Shareholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Shareholder Representative, shall be final and binding.

(iii)     Resolution of Disputes. If the Shareholder Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted to an accounting firm appointed by mutual agreement of the Shareholder Representative and the Buyer, provided that such firm is an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) which, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)     Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Shareholder Representative or Buyer, respectively, bears to the aggregate amount actually contested by the Shareholder Representative and Buyer.

(v)     Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto; provided, however, that upon receipt of such determination, either party shall have five (5) days to notify the Independent Accountant of any manifest error and the Independent Accountant may change its determination within ten (10) days of such notification and any such new determination shall be conclusive and binding.

(vi)     Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or the Shareholder Representative, as the case may be. Any payment of the Post-Closing Adjustment owed by Seller or the Shareholder Representative to Buyer shall be paid by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate per annum earned under the Escrow Agreement for such period.

(c)     Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07     Tax Treatment of Sale of Membership Interests and Shares. Pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) and Section 1.1361-5(b), for U.S. federal income tax purposes (and, where applicable, for state and local income tax purposes), the parties shall treat the purchase and sale of the Membership Interests in the Acquired Entities (which entities are each disregarded for federal income tax purposes as a result of such entity’s classification as a single member limited liability company that has not elected to be taxed as an association) as a sale of assets of Parent and Holdings, as the case may be (the “Deemed Asset Sale”). Consistent with such treatment, Seller will include any income, gain, loss, deduction or other Tax item resulting from the Deemed Asset Sale on its Tax Returns in accordance with applicable Law.

Section 2.08     Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus or minus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Section 1060 of the Code, as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within ninety (90) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within one hundred twenty (120) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 or Section 8.07 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.09     Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. To the extent such amounts are so deducted, withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated as delivered to Seller hereunder. Prior to the Closing Date, Buyer shall (a) notify Seller of any anticipated withholding, (b) consult with Seller in good faith to determine whether such deduction and withholding is required under applicable Tax law, and (c) cooperate with Seller in good faith to minimize the amount of any applicable withholding.

Section 2.10     Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible; provided, however, that any amounts required to be paid to any third-party in order to obtain a consent from such third-party, and that are commercially reasonable in Buyer’s judgment, shall be borne and paid fifty percent (50%) by Seller from the Escrow Amount and fifty percent (50%) by Buyer, in each case when due. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, then at Buyer’s election in Buyer’s sole and absolute discretion, (a) Seller shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder, (b) Buyer shall perform any services required to be performed as Seller’s agent and (c) the parties hereto shall cooperate in any other reasonable arrangement designed to provide such benefits to Buyer, all to the maximum extent permitted by law and the Purchased Asset. If Buyer does not make such election, Seller shall have the right to assign any such Contract to a third-party selected by Seller. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof, if and to the extent applicable, unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

article III
Closing

Section 3.01     Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., 425 West Capitol Avenue, Suite 1800, Little Rock, Arkansas, at 10:00 a.m., Central time, on the second (2nd) Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or by electronic exchange of required Closing documents and signatures on such date, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date” and the Closing shall be deemed to be effective as of 11:59 p.m., Eastern time, on the Closing Date (the “Effective Time”).

Section 3.02     Closing Deliverables.

(a)     At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)     the Escrow Agreement duly executed by Seller and the Escrow Agent;

(ii)     a bill of sale in the form and substance of the bill of sale annexed hereto as Exhibit D (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii)     an assignment and assumption agreement in the form and substance of the assignment and assumption agreement annexed hereto as Exhibit E (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities, together with any third-party consents;

(iv)     an assignment in the form and substance of the assignment annexed hereto as Exhibit F (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v)     with respect to each Lease, an assignment and assumption of lease in the form and substance of the assignment and assumption of lease annexed hereto as Exhibit G (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(vi)     the Books and Records;

(vii)     a limited power of attorney in the form and substance of the power of attorney annexed hereto as Exhibit H (the “Power of Attorney”), duly executed by Seller and delivered for the sole purpose of effecting the transfer of Purchased Assets hereunder;

(viii)     the Seller Closing Certificate;

(ix)     the FIRPTA Certificates;

(x)     the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(l) and Section 7.02(m);

(xi)     instruments transferring to Buyer (or, if so directed by Buyer, to any of Buyer’s direct or indirect wholly-owned subsidiaries) all Shares or Membership Interests, as applicable, in each of the Acquired Entities, in form and substance satisfactory to Buyer and duly executed by the owner(s) of such Shares or Membership Interests;

(xii)     Noncompetition Agreements signed by each of the Parent Shareholders at the time of execution of this Agreement;

(xiii)     the Consulting Agreements, signed by Patrick Cory and Marin Dragojevic at the time of execution of this Agreement; and

(xiv)     such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)     At the Closing, Buyer shall deliver to Seller the following:

(i)     the Purchase Price less the amounts described in Section 2.05(a);

(ii)     the Escrow Agreement duly executed by Buyer and the Escrow Agent;

(iii)     the Assignment and Assumption Agreement duly executed by Buyer;

(iv)     with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(v)     Intentionally Omitted;

(vi)     the Buyer Closing Certificate;

(vii)     the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g); and

(viii)     such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Shareholder Representative, as may be required to give effect to this Agreement.

(c)     At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

(d)     At the Closing, Buyer shall pay the Payoff Amount, by wire transfer of immediately available funds to the account(s) as instructed in the payoff letters delivered under Section 7.02(j).

article IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01     Organization and Qualification of Seller and Acquired Entities.

(a)     Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Holdings has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01(a) of the Disclosure Schedules sets forth each jurisdiction in which Parent or Holdings is licensed or qualified to do business, and each of Parent and Holdings is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

(b)     Each of the Acquired Entities is, as specified on Section 4.01(b) of the Disclosure Schedules, a limited liability company, validly existing and in good standing under the Laws of the state specified on Section 4.01(b) of the Disclosure Schedules. Each of the Acquired Entities has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01(b) of the Disclosure Schedules sets forth each jurisdiction in which each of the Acquired Entities is licensed or qualified to do business, and each of the Acquired Entities is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02     Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and the availability of equitable relief (the “Enforceability Exceptions”). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except for the Enforceability Exceptions.

Section 4.03     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, operating agreement or other organizational documents of Seller or an Acquired Entity; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, an Acquired Entity, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller or an Acquired Entity is a party or by which Seller, an Acquired Entity or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or an Acquired Entity in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and the New Jersey Bulk Sales Act (NJSA 54:50-38 (2016)).

Section 4.04     Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the Business as of December 31 in each of the years 2015, 2016, and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as of September 30, 2018, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the Books and Records, and fairly present the financial condition of the Business, in all material respects, as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2017, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of September 30, 2018, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05     Undisclosed Liabilities. Except as set forth on Schedule 4.05, neither Seller nor any of the Acquired Entities has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, and (c) those that may be incurred under those executory Contracts identified or described on Section 4.05 of the Disclosure Schedules that are being assigned to and assumed by Buyer at Closing. Notwithstanding anything contained herein, no Acquired Entity has any bank indebtedness other than to the extent any such Acquired Entity is a signatory to the Bank Debt and/or the Letters of Credit, which shall be paid in full or terminated, respectively, at Closing.

Section 4.06     Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.06 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, with regard to Seller and the Acquired Entities, there has not been any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or membership interests, as applicable, or redemption, purchase or acquisition of Seller’s capital stock or membership interests, as applicable;

(c)     material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)     material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)     entry into any Contract that would constitute a Material Contract;

(f)     incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)     transfer, assignment, waiver or grant of any right granted under any Material Contract;

(h)     transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet;

(i)     cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(j)     transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(k)     material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l)     acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m)     material capital expenditures which would constitute an Assumed Liability;

(n)     imposition of any Encumbrance upon any of the Purchased Assets;

(o)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $50,000.00 per employee or $250,000.00 in the aggregate, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(p)     hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(q)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current directors or executive officers of the Business, or their immediate family members;

(s)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)     purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000.00, individually (in the case of a lease, per annum) or $250,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the ordinary course of business consistent with past practice;

(u)     any default or breach by Parent, Holdings or Acquired Entities in any material respect under any Contract or Permit; or

(v)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07     Material Contracts.

(a)     Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller or any of the Acquired Entities is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(b) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)     all Contracts involving aggregate consideration in excess of $50,000.00 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(ii)     all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)     all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii)     except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)     all Contracts with any Governmental Authority (“Government Contracts”);

(ix)     all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)     all joint venture, partnership or similar Contracts;

(xi)     all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)     all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)     all collective bargaining agreements or Contracts with any Union; and

(xiv)     all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)     Each Material Contract is valid and binding on Seller or the Acquired Entity, as applicable, in accordance with its terms and is in full force and effect. None of Seller, the Acquired Entities, or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge, threatened under any Contract included in the Purchased Assets.

(c)     Except where the failure to be in compliance would not have a Material Adverse Effect, each contract between Seller or the Acquired Entities, on the one hand, and their owner-operators or independent contractor drivers, on the other hand (the “Owner-Operator Contracts”), complies with the federal truth-in-lending regulations set forth in 49 C.F.R. Part 376, and all payments, deductions, chargebacks and other actions of Seller or the Acquired Entities with regard to its owner-operators have complied with the terms and conditions of such contracts and regulations. Section 4.07(c) of the Disclosure Schedule includes a true and complete list of all of the owner-operators, as of the date of this Agreement. Except where the failure to be in compliance would not have a Material Adverse Effect, the operations of Seller and the Acquired Entities have, since January 1, 2015, been consistently conducted (i) in compliance with the regulations promulgated by the FMCSA under 49 CFR 376.12 et seq., and (ii) in a manner consistent with the criteria to establish and maintain independent contractor relationships with the owner-operators under the applicable DOT operating authority and all applicable Laws.

(d)     Each of the Owner-Operator Contracts (i) complies with all Laws, (ii) has been duly and validly executed and delivered by Seller or the Acquired Entity, as the case may be, and the respective owner-operator, (iii) is in full force and effect and is valid and enforceable in accordance with its terms in all material respects, subject to the Enforceability Exceptions with respect to the respective owner-operators and (iv) does not require the consent of any person in connection with the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to contravene, conflict with or result in a breach of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to modify any Owner-Operator Contract.

(e)     Neither Seller nor any Acquired Entity has received written notice of the intention of any owner-operators to, and to the knowledge of Seller, no owner-operators intend to, cease doing business or reduce the business transacted with Seller or the Acquired Entities following the Closing Date as a result of the consummation of the transactions contemplated by this Agreement.

Section 4.08     Title to Purchased Assets.

(a)     Seller, and where applicable, each Acquired Entity, has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date (including, without limitation, tractors, trailers and straight trucks), other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)     those items set forth in Section 4.08 of the Disclosure Schedules;

(ii)     liens for Taxes not yet due and payable;

(iii)     mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(iv)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(v)     liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

(b)     Section 4.08(b) of the Disclosure Schedules sets forth, for each of the Acquired Entities that is a limited liability company, the Membership Interests such Acquired Entity is authorized to issue, the Membership Interests of such Acquired Entity currently outstanding, the Person(s) who own(s) such Membership Interests and the number or percentage of Membership Interests held by such Person(s) as of the date hereof. All such Membership Interests that are outstanding (i) are validly issued, fully paid and nonassessable, (ii) have been issued in compliance with federal and state securities Laws, (iii) are owned of record and beneficially by the Person(s) specified on Section 4.08(b) of the Disclosure Schedules, free and clear of any liens, encumbrances, security interests, options, pledges, agreements (other than this Agreement), claims, charges or restrictions of any nature whatsoever, and (iv) such Person(s) has (have) full power to transfer the Membership Interests to Buyer without obtaining the consent or approval of any other Person or Governmental Authority. None of the outstanding Membership Interests have been issued in violation of any preemptive rights, and there are no outstanding subscriptions, options, warrants, convertible instruments or other rights, agreements or commitments obligating any Acquired Entity to issue additional Membership Interests.

Section 4.09     Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10     Real Property.

(a)     No Seller or any Acquired Entity owns any real property used in or necessary for the conduct of the Business as currently conducted.

(b)     Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller or any Acquired Entity and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller or the Acquired Entity, as applicable, in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller or any Acquired Entity holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)     such Lease is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions with respect to the lessor, and Seller or the Acquired Entity, as applicable, enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)     Neither Seller nor the Acquired Entity, as applicable, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller or the Acquired Entity, as applicable, has paid all rent due and payable under such Lease;

(iii)     No Seller or Acquired Entity has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller or the Acquired Entity, as applicable, under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)     No Seller or Acquired Entity has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)     No Seller or Acquired Entity has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)     Since January 1, 2016, no Seller or Acquired Entity has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d)     The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11     Intellectual Property.

(a)     Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software (other than generally available, commercial, off-the-shelf software), that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations, to the extent that such materials are not publicly available.

(b)     Section 4.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements (other than generally available, commercial, off-the-shelf software). Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller or the Acquired Entities, as applicable, in accordance with its terms and is in full force and effect. None of Seller, the Acquired Entities, or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)     Seller and the Acquired Entities, as applicable, are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record owners of all right, title and interest in and to the Intellectual Property Assets, and have the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)     The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e)     Seller’s and each Acquired Entity’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller and each Acquired Entity has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written nondisclosure agreements.

(f)     The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller or any Acquired Entity, are not known by Seller to have infringed, misappropriated, diluted or otherwise violated, and have not intentionally, do not and will not dilute, infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)     There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller or any Acquired Entity in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s or any Acquired Entity’s rights with respect to any Intellectual Property Assets; or (iii) by Seller, any Acquired Entity or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. No Seller or any Acquired Entity is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.12     Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller or an Acquired Entity, as applicable. involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller or an Acquired Entity, as applicable, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.13     Customers and Suppliers.

(a)     Section 4.13(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller or an Acquired Entity for goods or services rendered in an amount greater than or equal to $50,000.00 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.13(a) of the Disclosure Schedules, no Seller or any Acquired Entity has received any notice, or has any reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)     Section 4.13(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller or any Acquired Entity has paid consideration for goods or services rendered in an amount greater than or equal to $50,000.00 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.13(b) of the Disclosure Schedules, no Seller or any Acquired Entity has received any notice, or has any reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.14     Insurance. Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 31, 2013. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Since January 1, 2016, neither Seller nor any of its Affiliates has received any written notice of cancellation of, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms, except for the Enforceability Exceptions with respect to the insurers; (b) are provided by carriers who, to Seller’s Knowledge, are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller or any Acquired Entity is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.15     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 4.15(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or any Acquired Entity (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)     Except as set forth in Section 4.15(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.16     Compliance with Laws; Permits.

(a)     Except as set forth in Section 4.16(a) of the Disclosure Schedules, Seller and the Acquired Entities have complied and are now complying with all, and have received no notice of violation of any, Permits issued to Seller or the Acquired Entities, or Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)     All Permits required for Seller and the Acquired Entities to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller or the Acquired Entities and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to Seller or the Acquired Entities which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules. Seller has received no notices threatening any enforcement action with respect to any Permit issued to Seller or any Acquired Entity.

Section 4.17     Environmental Matters.

(a)     Except as set forth in Section 4.17(a) of the Disclosure Schedules, the operations of Seller and the Acquired Entities with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)     Seller and each of the Acquired Entities, as applicable, has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.17(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller or the Acquired Entities, as the case may be, through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)     None of the Business or the Purchased Assets or any real property currently owned, leased or operated by Seller or any of the Acquired Entities in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and to Seller’s Knowledge, no real property formerly owned, leased or operated by Seller or any of the Acquired Entities in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)     There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or, to the Seller’s Knowledge, formerly owned, leased or operated by Seller or any of the Acquired Entities in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller or any of the Acquired Entities in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or any of the Acquired Entities. No asbestos of any type is present in any of the Purchased Assets.

(e)     Section 4.17(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller or any of the Acquired Entities in connection with the Business or the Purchased Assets.

(f)     Section 4.17(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller, and to Seller’s Knowledge any predecessors, in connection with the Business or the Purchased Assets as to which Seller or any of the Acquired Entities may retain liability, and to Seller’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller or any of the Acquired Entities.

(g)     Neither Seller nor any of the Acquired Entities has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)     Seller has provided or otherwise made available to Buyer and listed in Section 4.17(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller or any of the Acquired Entities in connection with the Business which are in the possession or control of Seller or any of the Acquired Entities related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)     Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that could reasonably be expected to, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j)     Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 4.17(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Seller is not aware of any condition, event or circumstance that could reasonably be expected to prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 4.18     Employee Benefit Matters.

(a)     Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller or any Acquired Entity for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.18(a) of the Disclosure Schedules, each, a “Benefit Plan”). Seller has separately identified in Section 4.18(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller or any Acquired Entity primarily for the benefit of employees of the Business outside of the United States (a “Non-U.S. Benefit Plan”).

(b)     With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following, to the extent applicable: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of the current version of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)     Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP. All Non-U.S. Benefit Plans, if any, that are intended to be funded and/or book reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)     Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; or (iii) engaged in any transaction which would give rise to material Liability under Section 4069 or Section 4212(c) of ERISA.

(e)     With respect to each Benefit Plan (i) except as set forth in Section 4.18(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by Seller or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material Liability to Seller or any Acquired Entity; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)     Other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g)     There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and, to Seller’s Knowledge, no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)     There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representation to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)     Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. No Seller or any Acquired Entity has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)     Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(k)     With respect to each Benefit Plan, each applicable Seller or Acquired Entity has satisfied or will satisfy timely all reporting obligations, including but not limited to, to the extent applicable, the filing of Forms 5500 and 1095-C with the applicable Governmental Authority.

Section 4.19     Employment Matters.

(a)     Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller or any Acquired Entity with respect to any compensation, commissions or bonuses.

(b)     Except as set forth in Section 4.19(b) of the Disclosure Schedules, each Seller and each Acquired Entity is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Seller or any Acquired Entity, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.19(b) of the Disclosure Schedules, since January 1, 2016, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller, any Acquired Entity or any employees of the Business.

(c)     Seller and each Acquired Entity, as applicable, is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 4.19(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller or any Acquired Entity as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 4.19(c) of the Disclosure Schedules, there are no Actions against Seller or any Acquired Entity pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)     Seller and each Acquired Entity has complied with the WARN Act, and it has no plans to undertake any action before the Closing that would trigger the WARN Act.

(e)     With respect to each Government Contract, Seller and each Acquired Entity is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller and each Acquired Entity maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Each Seller and each Acquired Entity is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. No Seller or any Acquired Entity has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 4.20     Taxes. Each Seller represents and warrants to Buyer that the statements contained in this Section 4.20 are true and correct as of the date hereof.

(a)     All Tax Returns required to be filed by Seller and each Acquired Entity for any Pre-Closing Tax Period have been, or will be, timely filed with the appropriate Governmental Authority. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller or any Acquired Entity (whether or not shown on any Tax Return) have been, or will be, timely paid. The Seller has delivered to Buyer correct and complete copies of all U.S. Tax Returns, all non-U.S. Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller or any Acquired Entity since January 1, 2015.

(b)     Seller and each Acquired Entity has complied with all applicable Laws relating to the payment and withholding of Taxes and has properly and timely withheld and paid to the appropriate Governmental Authority each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, former employee, independent contractor, creditor, customer, shareholder, Affiliate, customer, supplier or other Person, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)     There are not currently in force any waivers, agreements or other arrangements extending the period for assessment or collection of any Taxes (including any applicable statute of limitations) by or on behalf of the Seller or any Acquired Entity.

(d)     All deficiencies asserted, or assessments made, against Seller or any Acquired Entity as a result of any examinations by any taxing authority have been fully paid.

(e)     No Seller or any Acquired Entity is a party to any Action by any taxing authority. There are no Tax audits, examinations, investigations or other claims or assessments pending or, to Seller’s Knowledge, threatened against the Seller or any Acquired Entity by any taxing authority.

(f)     There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)     No Seller (other than Cory-PR) is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither Seller nor any of the Acquired Entities is or has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h)     Seller and each Acquired Entity are not and have not ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other similar agreement.

(i)     Seller and each Acquired Entity are not, and have not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(j)     None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(k)     None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(l)     None of the Acquired Entities shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)     any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of any improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)     an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)     a prepaid amount receive on or before the Closing Date;

(iv)     any closing agreement under Section 7121 of the Code executed on or before the Closing Date; or

(v)     any election under Section 108(i) of the Code made on or before the Closing Date.

(m)     To the knowledge of the Seller, Section 4.20(m) of the Disclosure Schedules sets forth each jurisdiction (other than United States federal) in which Seller or any of the Acquired Entities files, is required to file or has been required to file a Tax Return or is or has been liable for any material Taxes on a “nexus” basis. Since January 1, 2015, no claim has been made in writing by any taxing authority in any jurisdiction where Seller or the Acquired Entities do not file Tax Returns that Seller or the Acquired Entities are, or may be, subject to Tax by that jurisdiction.

(n)     No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Seller, or any of the Acquired Entities, or entered into or issued by any taxing authority with respect to the Seller or any of the Acquired Entities.

(o)     The Parent (and any predecessor of the Parent) (i) has been a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of the Code at all times since January 1, 2013, and shall continue to be a valid S-corporation for federal, state and local tax purposes up to and including the Closing Date, and (ii) has had in effect and maintained, with respect to Cory-FLA, at all times since January 1, 2013, a valid “qualified subchapter S subsidiary” election pursuant to Section 1361(b)(3) of the Code (a “QSub Election”). There have been no events, transactions or activities of Holdings, the Parent or any of the Parent’s shareholders which would cause, or would have caused, the status of the Parent as an S-corporation or the status of Cory-FLA as a qualified subchapter S subsidiary to be subject to termination or revocation (whether purposefully or inadvertently).

(p)     No Seller or any Acquired Entity has any potential liability for any tax under Section 1374 of the Code and no Seller or any Acquired Entity will be subject to tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement. During the past ten years, no Seller or any Acquired Entity has (i) acquired assets from another corporation in a transaction in which the Seller’s, or the Acquired Entity’s, Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(q)     Parent has properly and timely filed all information Tax Returns with respect to Cory-PR.

Section 4.21     Brokers. Other than Cascadia Capital LLC (who has advised Seller with respect to certain aspects of the transaction contemplated by this Agreement and whose fees and expenses are payable solely by Seller), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or any Acquired Entity.

Section 4.22     Tractors and Trailers and FMCSR.

(a)     Section 4.22(a) of the Disclosure Schedules sets forth a true and complete list of all tractors, trailers and straight trucks used in the Business, identifying each by make, model, year and VIN or serial number, specifying whether each such tractor, trailer or straight truck is owned (and, if owned, specifying the owner) or leased (and, if leased, specifying the lessor and lessee, the applicable lease agreement, and the date on which the applicable lease term ends), and identifying those out of service for repairs, with wrecked tractors, trailers and straight trucks separately noted.

(b)     Each of the tractors, trailers and straight trucks owned or leased and in operation by the Business is properly licensed and registered with all applicable authorities in accordance with applicable Laws. Such licenses and registrations are current. All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid.

(c)     Except as set forth in Section 4.22(c) of the Disclosure Schedules, Seller and the Acquired Entities do not presently maintain an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Administration (the “FMCSA”). There is no pending or, to Seller’s Knowledge, threatened, judicial or administrative proceeding (including any compliance review of FMCSA intervention action) that reasonably could be expected to result in an unsatisfactory or conditional safety and fitness rating. Section 4.22(c) of the Disclosure Schedules sets forth true, correct and complete copies of all public and non-public scores of Seller or any Acquired Entity since January 1, 2015 under the FMCSA’s Compliance Safety Accountability program, including the non-public underlying data related to such scores as provided by the FMCSA. Except as set forth in Section 4.22(c) of the Disclosure Schedules, Seller and the Acquired Entities currently have a “satisfactory” safety and fitness rating from the DOT as a result of their most recent compliance reviews. Seller and the Acquired Entities are in compliance with all DOT regulations, including the regulations set forth in 49 C.F.R. Part 376 (leasing), Parts 40 and 382 (drug and alcohol testing), Part 383 (CDL standards), Part 385 (safety fitness procedures), Part 390 (general), Part 391 (qualification of drivers), Part 392 (driving of CMV), Part 395 (hours of service), Part 396 (inspections, repair and maintenance) and that records have been maintained in accordance with such DOT regulations. Seller and the Acquired Entities have procedures in place to validate their contractual counterparties’ compliance with contractual obligations for insurance coverage, operating authority, safe operations and other relevant factors.

(d)     Except as set forth in Section 4.22(d) of the Disclosure Schedules, since January 1, 2017, all tractors, trailers and straight trucks taken as a whole have been operated in compliance with applicable requirements of any leases, secured notes and other financing documents to which Seller or the Acquired Entities, along with such items of equipment, are subject. Section 4.22(c) of the Disclosure Schedules contains a complete and accurate list of all leases pertaining to tractors, trailers or straight trucks, and true and complete copies of which have been delivered or made available to Buyer. All amounts owing by Seller or the Acquired Entities to the other party under any lease of any tractor, trailer or straight truck or other financing document are paid or are accrued on the Audited Financial Statements and the Interim Financial Statements.

Section 4.23     Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

article V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01     Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia.

Section 5.02     Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except for the Enforceability Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except for the Enforceability Exceptions.

Section 5.03     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04     Brokers. Other than Goldman, Sachs & Co. (who has advised Buyer with respect to certain aspects of the transaction contemplated by this Agreement and whose fees and expenses are payable solely by Buyer), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05     Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06     Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07     Investigation; No Other Representations. Buyer has conducted its own independent review and analysis of the Business, operations, assets, Contracts, Intellectual Property, real estate, technology, Liabilities, results of operations, financial condition and prospects of Seller and its subsidiaries, and Buyer acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of Seller and its subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of Seller and to discuss the business and assets of Seller and its subsidiaries. Buyer acknowledges that neither Seller nor any Person on behalf of Seller makes, and neither Buyer nor any of its Affiliates or Representatives has relied upon, any express or implied representation or warranty with respect to Seller or any of its subsidiaries or with respect to any other information provided to or made available to Buyer in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in this Agreement (as qualified by the Seller Disclosure Schedules), the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement.  In connection with the due diligence investigation of Seller and its subsidiaries by Buyer, Buyer has received and may continue to receive from Seller or its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Seller and/or any of its subsidiaries and their business and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar, that Buyer is not relying on, and is taking full responsibility for making its own evaluation of the adequacy and accuracy of, all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).

article VI
Covenants

Section 6.01     Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)     use best efforts to preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)     pay the debts, Taxes and other obligations of the Business when due;

(c)     continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable except in the ordinary course of business consistent with past practice;

(d)     use best efforts to maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)     use best efforts to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)     use best efforts to defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)     use best efforts to perform all of its obligations under all Assigned Contracts;

(h)     maintain the Books and Records in accordance with past practice;

(i)     use best efforts to comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)     not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02     Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Notwithstanding the foregoing, without Seller’s prior written consent, Buyer and its Representatives shall not conduct any environmental due diligence of the Real Property that requires the collection of samples of groundwater or surface or subsurface land by drilling or other physically invasive means on, at, in, under or from the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere with the normal operation of the Business or any other businesses of Seller, and the results of which shall not be disclosed, without Seller’s prior written consent, to Seller or any person other than those professionals retained by Buyer to evaluate the proposed transaction. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03     No Solicitation of Other Bids.

(a)     Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)     In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)     Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04     Notice of Certain Events.

(a)     From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)     any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)     any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)     Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05     Employees and Employee Benefits.

(a)     Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees. Seller shall bear any and all obligations and liability under the WARN Act or Act 80 resulting from employment losses for terminations by Seller at or before the Closing (other than terminations required by the first sentence of this Section 6.05(a)). On or before the Closing Date, Seller shall provide Buyer with proof of payment of severance and accrued benefits paid pursuant to Act 80.

(b)     Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date. In the event that Buyer employs such employees as described in subsection (a), after the Closing Date, Buyer shall be solely responsible, and Seller shall have no obligations whatsoever for, any compensation or other amounts payable to any employee, officer, director, independent contractor or consultant of the Business (including without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay) for any period relating to service to the Business after the Closing Date and Buyer shall pay all such amounts to such entitled persons for periods after the Closing Date.

(c)     Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)     In the event that Buyer employs such employees as described in subsection (a) beginning at such time that such employee is enrolled in the applicable plan, Buyer shall be solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of participating employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring after the Closing Date. Buyer also shall be solely responsible for all workers’ compensation claims of any employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring after the Closing Date. Buyer shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. For the avoidance of doubt, nothing herein is intended to modify the obligations of Buyer as a successor employer under COBRA, and the provisions of Treasury Regulation Section 54.4980B-9, Q & A-8 (and in particular subsection (c) thereof) shall continue to apply unmodified; provided, however, (i) that with respect to those of Seller’s employees who currently have opted for coverage under COBRA or shall have opted for coverage under COBRA prior to the Closing, Buyer shall be deemed to be a successor employer only if either (A) the continuation of COBRA coverage after the Closing is not covered by Seller’s Benefit Plans (with the understanding that Seller’s Benefit Plans will terminate at Closing) or (B) the continuation of COBRA coverage after the Closing is covered by Seller’s Benefit Plans but only at additional cost to Seller; and (ii) that with respect to those members of the Cory family who will not be offered employment by Buyer, Buyer shall not be deemed a successor employer under COBRA and Buyer shall not be responsible for any insurance coverage for such persons after Closing.

(e)     Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

(f)     Each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

Section 6.06     Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such information (a) is generally available to and known by the public through no breach of this Section 6.06 or the Mutual Non-Disclosure Agreement dated June 28, 2018 (as subsequently amended) by Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided, that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07     Noncompetition; Non-solicitation.

(a)     For a period of seven (7) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)     For a period of two (2) years after the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed or engaged as an independent contractor in or by the Business during the Restricted Period, or encourage any such employee or contractor to leave such employment or engagement or hire any such employee or contractor who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or contractors; provided, that nothing in this Section 6.07(b) shall prevent Seller or any of its Affiliates from hiring or engaging (i) any employee or independent contractor whose employment or engagement has been terminated by Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment or engagement, any employee or independent contractor whose employment or engagement has been terminated by the employee or contractor. For a period of two (2) years after the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any material actual or prospective client, customer, supplier or licensor of the Business for any reason; provided, however, these restrictions shall not limit the restrictions contained in Section 6.07(a).

(c)     Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)     Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08     Governmental Approvals and Consents.

(a)     Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all material consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such consents, authorizations, orders and approvals.

(b)     Seller shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c)     Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)     avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document;

(iii)     in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted; and

(iv)     secure clearance under the HSR Act (including the expiration or termination of any applicable waiting period thereunder).

(d)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Buyer or Seller before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals and the parties shall direct their respective counsel to cooperate with each other in the same manner. Buyer and Seller shall give reasonable advance written notice to each other with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. In addition to the foregoing, each party shall furnish to the other such information reasonably necessary, and shall provide reasonable assistance as the other may reasonably request, in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, and other Governmental Authorities, and shall comply as promptly as practicable with any such inquiry or request.

(e)     Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(f)     Notwithstanding the foregoing provisions of this Section 6.08, (i) each of Buyer and Seller may designate any non-public information provided to any Governmental Authorities as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the non-public information and (ii) materials may be redacted (A) to remove references concerning the valuation of Seller, (B) as determined in good faith is necessary to comply with contractual arrangements or other confidentiality obligations or applicable Law and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In addition to the foregoing provisions of this subpart (f), a party hereto may request entry into a joint defense agreement as a condition to providing any materials hereunder and that, upon receipt of that request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

Section 6.09     Books and Records.

(a)     In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose (including, but not limited to, Seller’s preparation of any Seller Tax Returns for the Pre-Closing Tax Period), for a period of five (5) years after the Closing, Buyer shall:

(i)     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)     upon reasonable notice, afford the Shareholder Representative and the Shareholder Representative’s designees reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i)     retain, or provide for the retention of, any Books and Records not delivered pursuant to Section 3.02(a)(vi) and any books and records of any Seller not related to the Business; and

(ii)     upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Books and Records.

(c)     Neither Buyer nor Seller shall be obligated to provide the other party with access to any Books and Records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10     Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.11     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12     Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Seller agrees to provide the Buyer with all information required by Buyer needed to notify (the “Bulk Sale Notification”) the New Jersey Division of Taxation Bulk Sales Section (the “Bulk Sales Section”) as to the sale of the Purchased Assets to the Buyer pursuant to this Agreement (as contemplated under Section 54:50-38, New Jersey Statutes, and any related sections).  Buyer shall file the Bulk Sale Notification within five (5) Business Days after the execution of this Agreement.  Seller shall have the right to negotiate directly with the Bulk Sales Section as to the amount of the Withheld Amount as well as the ultimate tax liability of Seller to the State of New Jersey. In any event, the Bulk Sale Notification must be delivered to the Bulk Sales Section by Buyer no less than ten (10) days prior to the Closing Date.  Buyer shall provide the Shareholder Representative with a copy of its proposed Bulk Sale Notification a reasonable period of time prior to its submission, for purposes of Seller’s review and comment prior to submission. The Seller shall cooperate with the Buyer in connection with the Bulk Sale Notification, and the Buyer and Seller shall comply with all applicable demands, or other applicable escrow requirements, from the Bulk Sales Section.  If the Bulk Sales Section suggests or requires a tax escrow, then at the Closing, Buyer shall deduct from the Purchase Price and wire to the Escrow Agent, to be held in escrow in accordance with the Escrow Agreement, an amount equal to the sum required or suggested by the Bulk Sales Section (the “Withheld Amount”), pending notification from the Bulk Sales Section as to the disposition of the Withheld Amount (i.e., either payment to the Seller or to the Bulk Sales Section).  Should the Seller’s obligations to the Bulk Sales Section exceed the Withheld Amount, the Seller shall remain responsible for the payment of any such outstanding tax obligations.

Section 6.13     Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.14     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer, in each case when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.15     Intentionally Omitted.

Section 6.16     Policies. Buyer shall bind the Policies as of, and deliver the Policies at, the Closing. Seller and the Acquired Entities shall cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain and bind the Policies. Subject to crediting the Policy Expense against the Purchase Price pursuant to Section 2.05, Buyer shall, at or prior to the Closing, pay or cause to be paid all costs and expenses related to the Policies, including the total premiums, underwriting costs, brokerage commissions, and other fees and expenses of such Policies. For purposes of this Agreement, the term “Policy Expense” shall mean, as mutually agreed upon by Buyer and Seller prior to the Closing, the sum of the premiums, costs, commissions and other fees and expenses in the aggregate, required to purchase and bind the Policies.

Section 6.17     Parent Shareholder Approval. The Parent Shareholders hereby approve the sale of Leasing and Logistics and the other transactions contemplated by this Agreement. Each Parent Shareholder hereby covenants to take such further actions as may be required under applicable Law to give effect to the matters set forth in this Section 6.17.

Section 6.18     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.19     Post-Closing Name Changes and Status of Holdings. .

(a)     Immediately following Closing, each Seller shall effect a name change removing from its name “Cory” both in its domiciliary state and each state in which it is qualified to do business.

(b)      For a period of thirty (30) months after the Closing Date, Holdings shall remain duly organized, validly existing and in good standing under the laws of the State of Delaware; provided that, after such thirty (30) month period, Holdings shall not dissolve until any and all timely filed and outstanding indemnification claims under the Escrow Agreement are resolved in accordance with the Escrow Agreement. For avoidance of doubt, neither this Section 6.19 nor any other provision in this Agreement or in any of the other Transaction Documents, requires Parent to remain duly organized, validly existing and in good standing for any period after the Closing Date.

Section 6.20     Post-Closing Tax Covenants.

(a)      Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, any of the Acquired Entities) to, (i) except upon Seller’s written request in connection with a refund request pursuant to Section 6.19(b), file, re-file, supplement, or amend any Tax Return of any Acquired Entity for any Pre-Closing Tax Period, (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Entity for any Pre-Closing Tax Period, or (iii) make any Tax election with respect to any Acquired Entity effective on or before the Closing Date, in each such case, without the prior written consent of the Seller.

(b)      Any Tax refunds that are received by Buyer or the Acquired Entities, and any amounts credited against Tax to which Buyer or the Acquired Entities become entitled, that relate to Pre-Closing Tax Periods shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit (net of any Tax of Buyer or the Acquired Entities attributable to such refund or credit) within 15 days after the receipt or entitlement thereto.

(c)     Seller shall prepare (or cause to be prepared) all Tax Returns for the Acquired Entities for any taxable period ending on or before the Closing Date that are to be filed after the Closing Date in a manner consistent with the Acquired Entities’ past practices, except as otherwise required by applicable Law.   Seller shall permit Buyer to review and comment on each such Tax Return described in this Section 6.19(c) prior to filing and Seller shall make such revisions as are reasonably requested by Buyer on each such Tax Return prior to filing.  Seller shall file (or cause to be filed) each such Tax Return; provided, however, that if any such Tax Return is filed after the Closing Date and Seller is not authorized to execute and file such Tax Return by applicable Law, Buyer shall cause the relevant Acquired Company to execute and file (or cause to be filed) such Tax Return, as prepared by Seller, with the appropriate Taxing Authority. Seller shall pay all such Taxes due on such Tax Returns (subject to the limitations set forth in this Agreement).

(d)     Subject to the limitations of Section 6.20(a) and Section 6.20(c), Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Acquired Entities for any taxable period beginning before and ending after the Closing Date that are to be filed after the Closing Date in a manner consistent with the Acquired Entities’ past practices, except as otherwise required by applicable Law.  Each such Tax Return shall be subject to review and approval by Seller (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. Buyer shall permit Seller to review and comment on each such Tax Return described in this Section 6.19(d) prior to filing and Buyer shall make such revisions as are reasonably requested by Seller on each such Tax Return prior to filing.  Buyer shall pay all such Taxes due on such Tax Returns (subject to the indemnification procedures set forth in this Agreement).

article VII
Conditions to closing

Section 7.01     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)     The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)     Seller and Buyer shall have received all material consents, authorizations, orders and approvals required from the Governmental Authorities, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(d)     Seller shall have secured a closing/shutdown agreement with the Bakery Drivers Local Union No. 802 releasing all claims against Holdings and its Affiliates.

(e)     (i) Buyer and Seller shall have mutually agreed upon the Policy Expense and (ii) Buyer shall have obtained and bound the Policies, each of which shall be in form and substance mutually agreed to by Buyer and Seller.

Section 7.02     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     Each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof and as of the Closing, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (ii) where the failure to be so true and correct (without regard to any Material Adverse Effect or other materiality qualifications set forth in any such representation or warranty) would not reasonably be expected, individually or in the aggregate with the failure of other representations or warranties to be so true and correct, to have a Material Adverse Effect; provided, however, that the representation and warranty in Section 4.02 shall be true and correct as of the date hereof and as of the Closing. For the avoidance of doubt, nothing in this Section 7.02(a) shall constitute a waiver of, or otherwise impair, Buyer’s indemnification rights under Article VIII.

(b)     Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)     No Action shall have been commenced against Buyer or Seller, which would prevent the Closing or is of the type described in Section 6.04(a)(iv) (other than ordinary and customary tort litigation).

(d)     All approvals, consents and waivers that are listed on Section 7.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)     From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)     Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g)     Except as otherwise provided under Section 6.12, Buyer shall have received all material Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h)     Seller shall have terminated the Joseph Cory Holdings, LLC Retirement Plan.

(i)     All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(j)     Buyer shall have received a payoff letter in a commercially reasonable form of the total amount of Bank Debt owed as of the Closing Date (with per diem amounts) (the “Payoff Amount”) to allow for payoff in full of the Bank Debt at Closing.

(k)     Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller on behalf of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(l)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller, the Parent Shareholders and Parent, as sole member of Holdings, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(m)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(n)     Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (each a “FIRPTA Certificate”) from each of Parent and Holdings that such Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by such Seller.

(o)     Each of the Parent Shareholders shall have delivered the Noncompetition Agreements described in Section 3.02(a)(xiii).

(p)     The Consulting Agreements shall remain in full force and effect, subject only to consummation of the Closing.

(q)     Except as otherwise provided under Section 6.12, Seller shall have delivered to Buyer such other documents as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03     Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)     Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)     Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c) and the Payoff Amount to Bank of America pursuant to 3.02(d).

(e)     Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(f)     Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)     Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)     Buyer shall have substituted the Letters of Credit with its own letters of credit or security deposits.

(i)     Buyer shall have delivered to Seller such other documents as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

article VIII
Indemnification

Section 8.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is thirty (30) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.21, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, (ii) Section 4.17 shall survive for a period of five (5) years after the Closing Date, and (iii) Section 4.18 and Section 4.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (the representations and warranties identified in the preceding clauses (i), (ii) and (iii), other than the representations in Sections 5.01, 5.02 and 5.04, referred to collectively as the “Fundamental Representations”). The applicable period of survival with respect to any representation and warranty is referred to as the “Survival Period.” All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02     Indemnification by Seller and Parent Shareholders. Subject to the other terms and conditions of this ARTICLE VIII, from and after the consummation of the Closing, Seller and the Parent Shareholders, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)     any Specified Liability, any Excluded Asset or any Excluded Liability; or

(d)     any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Assumed Liabilities or any other Liability taken into account in calculating the Closing Working Capital) conducted, existing or arising on or prior to the Closing Date.

Section 8.03     Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after the consummation of the Closing, Buyer shall indemnify and defend each of Seller and its Affiliates, the Parent Shareholders and their respective Representatives (collectively, “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(c)     any Assumed Liability; or

(d)     any Third Party Claim based upon, resulting from or arising out of the conduct of the Business after the Closing Date.

Section 8.04     Certain Limitations.

(a)     For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty (except for the representations and warranties set forth in the third to last sentence of Section 4.04, in Section 4.06(a) and in Section 4.23) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b)     Notwithstanding anything to the contrary contained in this Agreement:

(i)     the maximum aggregate amount of indemnifiable Losses that may be recovered by the Buyer Indemnitees shall be limited as follows:

(x)

with respect to breaches of Non-fundamental Representations, the Buyer Indemnitees’ sole recourse shall be to (I) amounts recoverable under the Policies (which may be recovered by the Buyer Indemnitees solely pursuant to the Policies) and (II) any amounts recoverable against the Escrow Amount pursuant to Section 2.05(b)(ii); for avoidance of doubt, the Buyer Indemnitees shall have no recourse against the Seller or the Parent Shareholders with respect to breaches of Non-fundamental Representations other than recourse against amounts available to Buyer Indemnitees under the Escrow Agreement; and

(y)

with respect to breaches of Fundamental Representations and any other claims for indemnification pursuant to Section 8.02(b), (c) or (d), (I) the Buyer Indemnitees shall have no recourse against the Seller or the Parent Shareholders unless the amount payable, if any, under the Policies with respect to the Losses incurred by the Buyer Indemnitees plus the funds remaining in escrow pursuant to the Escrow Agreement (other than the Withheld Amount) are insufficient to cover the Losses suffered by the Buyer Indemnitees with respect to such breaches and other claims (the amount of such insufficiency, the “Indemnification Shortfall Amount”) and (II) in the event that there is an Indemnification Shortfall Amount, the Seller and the Parent Shareholders shall solely be responsible (without duplication) for the Indemnification Shortfall Amount, provided that in no event shall:

(A)

the Seller be liable under this clause 8.04(b)(i)(y) for an amount greater than the amount paid to the Seller pursuant to Section 2.05 minus all amounts theretofore paid to the Buyer Indemnitees pursuant to (X) claims made under the Escrow Agreement and (Y) recoveries under the Policies (the “Seller Cap”); or

(B)

any Parent Shareholder be liable under this clause 8.04(b)(i)(y) for an amount greater than the lesser of (X) such Parent Shareholder’s Pro Rata Fraction of the Seller Cap and (Y) the total amount received by such Parent Shareholder in distributions by the Parent of the net proceeds payable to Parent pursuant to this Agreement, after reduction for net Taxes (taking into account any adjustment contemplated by Section 8.07) payable by such Parent Shareholder with respect to the transactions contemplated by this Agreement (such lesser amount, the “Stockholder Cap”); and

(ii)     the Seller and Parent Shareholders shall not be liable to any of the Buyer Indemnitees for any claim for indemnification pursuant to Section 8.02(a) with respect to a Non-fundamental Representation unless and until the aggregate amount of indemnifiable Losses equals or exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket Amount”), in which case the Seller and Parent Shareholders shall be liable only for the Losses in excess of the Basket Amount.

(c)     From and after the Closing, any Losses for which a Buyer Indemnitee is entitled to indemnification pursuant to the terms of this Agreement shall be satisfied as follows:

(i) with respect to indemnifiable Losses arising from breaches of Fundamental Representations and Non-fundamental Representations, the Buyer Indemnitees’ first recourse shall be against the Policies and the Escrow Amount to the extent provided in Section 2.05(b), then, with regard to Fundamental Representations only, the Seller and the Parent Shareholders, jointly and severally, subject to the limitations set forth in Section 8.04(b); and

(ii) with respect to indemnifiable Losses arising other than from breaches of representations and warranties, including those arising from the Excluded Liabilities and Specified Liabilities, the Buyer Indemnitees’ first recourse shall be against the Escrow Amount, then the Seller and the Parent Shareholders, jointly and severally, subject to the limitations set forth in Section 8.04(b).

(d)     Seller shall not have any rights of subrogation and hereby waives any right to be subrogated to any rights of Buyer Indemnitees, as applicable, against any third party in respect of the Losses to which any payment under the Policies relates.

(e)     In no event shall any Indemnifying Party be liable to any Indemnified Party for punitive damages or for damages based upon a multiple of lost earnings or profits, in each case except to the extent that such Losses were actually paid or payable in respect of a Third Party Claim indemnifiable hereunder.

(f)     The amount of any Losses for which indemnification is provided under this ARTICLE VIII shall be reduced by any amounts actually recovered by the Indemnified Party from third-party insurers under insurance policies with respect to such Losses. If an Indemnified Party receives any amounts under applicable insurance policies with respect to Losses underlying an indemnifiable claim subsequent to an indemnification payment by an Indemnifying Party with respect to such indemnifiable claim, then such Indemnified Party shall promptly remit to the Indemnifying Party the amount received by the Indemnified Party under such policies in respect of the applicable Losses. In addition, any calculation of Losses hereunder shall be reduced to take account of any net Tax benefit actually realized by an Indemnified Party as a result of any such Losses.

(g)     Each party hereto shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto.

(h)     In no event shall Seller or the Parent Shareholders be liable to any Indemnified Party for Losses consisting of, or relating to, Taxes resulting from (i) any transactions occurring on the Closing Date after the Closing outside the ordinary course of business , (ii) any breach by Buyer of Section 6.19, or (iii) a determination by the Bulk Sales Section of Seller’s obligation to the Bulk Sales Section that does not exceed the Withheld Amount.

(i)     Notwithstanding anything to the contrary herein, Seller shall not be obligated to indemnify Buyer against any Losses to the extent such amount is included in the Closing Working Capital calculation.

Section 8.05     Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. Any notice to the Parent Shareholders under this Section 8.05 shall be sent to the Shareholder Representative.

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a customer of the Business or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

Section 8.07     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09     Exclusive Remedies. Subject to Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, criminal activity or willful misconduct. Notwithstanding any provision herein to the contrary, the parties acknowledge that, for purposes of this Agreement, the mere fact that a representation or warranty is inaccurate or omits certain information does not, in and of itself, mean that providing such representation or warranty constitutes fraud.

article IX
Termination

Section 9.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Seller and Buyer;

(b)     by Buyer by written notice to Seller if:

(i)     Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)     any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)     by Seller by written notice to Buyer if:

(i)     Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)     any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2019, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)     by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)     as set forth in Section 6.06 and ARTICLE X hereof; and

(b)     that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

article X
Miscellaneous

Section 10.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer and Seller shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date an email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Buyer:	J.B. Hunt Transport, Inc.
Attn: David Mee
615 J.B. Hunt Corporate Drive
Lowell, Arkansas 72745
Email:	David.Mee@jbhunt.com

with a copy to:	Jennifer Boattini
615 J.B. Hunt Corporate Drive
Lowell, Arkansas 72745
Email:	Jennifer.Boattini@jbhunt.com

and

with an additional copy (which shall not constitute notice) to:	C. Douglas Buford, Jr.
Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 West Capitol Avenue, Suite 1800 Little Rock, Arkansas 72201
Email:	dbuford@mwlaw.com

If to Seller or the Shareholder Representative:	Joseph Cory Warehouses, Inc.
Attn: Patrick Cory 150 Meadowlands Parkway, 4th Floor Secaucus, NJ 07094
Email:	patrickcory@corycompanies.com

with a copy (which shall not constitute notice) to:	C. Douglas Buford, Jr.
Lowenstein Sandler LLP 1251 Avenue of the Americas 17th Floor New York, New York 10020
Email:	pehrenberg@lowenstein.com

Section 10.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the singular includes the plural and the plural includes the singular; (d) words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires; and (e) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06     Entire Agreement. This Agreement, the other Transaction Documents and that certain Mutual Non-Disclosure Agreement dated June 28, 2018, as subsequently amended (which, notwithstanding the execution of this Agreement, the parties hereto agree shall continue until Closing or such longer period as stated in such Mutual Non-Disclosure Agreement), constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08     No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12     Shareholder Representative. (a) By signing this Agreement, each Parent Shareholder shall have irrevocably authorized and appointed the Shareholder Representative as such Person’s representative, exclusive agent and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Shareholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to, at or after the Closing:

(i) give and receive notices and communications;

(ii) authorize disbursements of cash from the Escrow Amount and direct distributions from the Seller;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with or otherwise handle any matters described in Section 2.06;

(iv) agree to, negotiate, enter into settlements and compromises of, litigate and comply with or otherwise handle any matters described in Article VIII;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Escrow Agreement;

(vi) engage, employ, or appoint any agents or representatives (including attorneys, accountants, and consultants) to assist it in complying with its duties and obligations; and

(vii) take all actions necessary or appropriate in the good faith judgment of the Shareholder Representative for the accomplishment of the following.

Notwithstanding the foregoing, the Shareholder Representative shall have no obligation to act on behalf of the Parent Shareholders, except as expressly provide in this Agreement and the Escrow Agreement.

(b)     The Shareholder Representative shall be entitled to rely upon any signature believed by it to be genuine and reasonably assume that a signatory has proper authorization to sign on behalf of a Parent Shareholder or other party. Buyer shall be entitled to deal exclusively with the Shareholder Representative on all matters relating to this Agreement, as described herein (including Section 2.06 and Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Parent Shareholder, and on any other action taken or purported to be taken on behalf of any Parent Shareholder by the Shareholder Representative, as being fully binding upon such Person and such Person’s successors. No Parent Shareholder shall have the right to object to, dissent from, protest, or otherwise contest the same and all defenses which may be available to any Parent Shareholder to contest, negate, or disaffirm the action of the Shareholder Representative taken in good faith under this Agreement or the Escrow Agreement are hereby waived.  The provisions of this Section, including the power of attorney granted hereby, and the powers, immunities and rights to indemnification granted to the Shareholder Representative hereunder: (i) are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Parent Shareholders or by operation of Law, whether by death or other event; and (ii) shall survive the delivery of an assignment by any Parent Shareholder of the whole or any fraction of his, her, or its interest in the Escrow Amount.

(c)     The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Parent Shareholders according to each Parent Shareholder’s Pro Rata Fraction (the “Majority Holders”); provided, however, in no event shall the Shareholder Representative be removed without the Majority Holders having first appointed a new Shareholder Representative which shall assume such duties immediately upon the removal of the Shareholder Representative. In the event of the death, incapacity, resignation, dissolution, or removal of the Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders.  Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, however, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Shareholder Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Shareholder Representative and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(d)     The parties hereto and the Parent Shareholders acknowledge and agree that the Shareholder Representative will have no Liability to, and will not be liable for any Losses of, any party or any Parent Shareholder for any actions, omissions or obligations of the Shareholder Representative under this Agreement or in connection with the transactions described herein, except to the extent such Losses are proven and adjudicated to be the direct result of willful misconduct by the Shareholder Representative in connection with the performance of its obligations hereunder and under the Escrow Agreement. In no event will the Shareholder Representative be required to advance its own funds on behalf of the Parent Shareholders or otherwise. Nothing herein shall limit the liability of any person serving as Shareholder Representative for liability such person may have in their capacity as a Parent Shareholder.

Section 10.13     Representation of the Shareholder Representative and the Parent Shareholders and their Affiliates. Buyer agrees, on its own behalf and on behalf of its Affiliates, that following the Closing, Lowenstein Sandler LLP and Starr, Gern, Davison & Rubin, P.C. may serve as counsel to the Shareholder Representative, the Parent Shareholders and their Affiliates in connection with any matters related to the negotiation and execution of this Agreement and the Transaction Documents, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transaction Documents (a “Dispute”), notwithstanding any representation by Lowenstein Sandler LLP or Starr, Gern, Davison & Rubin, P.C. prior to the Closing Date of the Seller. Buyer, on its own behalf and on behalf of its Affiliates, hereby (a) waives any claim it has or may have that Lowenstein Sandler LLP or Starr, Gern, Davison & Rubin, P.C. has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a Dispute arises after the Closing between Buyer and the Shareholder Representative, the Parent Shareholders or any of their Affiliates, Lowenstein Sandler LLP and Starr, Gern, Davison & Rubin, P.C. may represent the Shareholder Representative, the Parent Shareholders and any of their Affiliates in such Dispute even though the interests of such Person(s) may be directly adverse to Buyer and its Affiliates and even though Lowenstein Sandler LLP or Starr, Gern, Davison & Rubin, P.C. may have been deemed to represent the Seller in a matter substantially related to such Dispute. Buyer (in each case, on behalf of itself and its Affiliates) also further agrees that, as to all communications among Lowenstein Sandler LLP and Starr, Gern, Davison & Rubin, P.C. and the Seller, the Shareholder Representative, the Parent Shareholders or the Affiliates of the Parent Shareholders and their respective Representatives, that relate to the negotiation or execution of this Agreement or advice related to the transactions contemplated hereby provided in connection therewith (“Deal Communications”), the attorney-client privilege and the expectation of client confidence belongs to the Parent Shareholders and may be controlled by the Shareholder Representative and shall not pass to or be claimed by Buyer or any of its Affiliates. Seller shall, prior to delivery to Buyer in connection with this Agreement, use Seller’s reasonable efforts to remove any attorney-client privileged data from any computer, laptop, cell phone, other electronic devices and files of employment of Seller and Affiliates.

Section 10.14     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JOSEPH CORY WAREHOUSES, INC.
a New Jersey corporation

By: /s/ Patrick Cory

Name: Patrick Cory

Title: Chief Executive Officer

JOSEPH CORY HOLDINGS LLC
a Delaware limited liability company

By: /s/ Patrick Cory

Name: Patrick Cory

Title: Chief Executive Officer

JOSEPH CORY DELIVERY SERVICE OF FLA.

INC., a Florida corporation

By: /s/ Patrick Cory

Name: Patrick Cory

Title: Chief Executive Officer

CORY HOME DELIVERY SERVICE OF P.R.,

INC., a Puerto Rico corporation

By: /s/ Patrick Cory

Name: Patrick Cory

Title: Chief Executive Officer

[Signature page to Asset Purchase Agreement]

[Signatures continue on following page]

J. B. HUNT TRANSPORT, INC.,
a Georgia corporation

By: /s/ Nick Hobbs

Name: Nick Hobbs

Title: President DCS and EVP

PATRICK CORY SHAREHOLDER

REPRESENTATIVE, LLC

in its capacity as Shareholder Representative in

accordance with Section 10.12

By: /s/ Patrick Cory

Name: Patrick Cory

Title: Chief Executive Officer

[Signature page to Asset Purchase Agreement]

[Signatures continue on following page]

For the sole purposes of (i) making representations and warranties in Article IV, (ii) agreeing to deliver the agreements described in Section 3.02(a)(xii), (iii) making the representations and covenants in Section 6.17, (iv) consenting to Section 10.12 and (iv) confirming the indemnification obligations applicable to the Parent Shareholders set forth in Article VIII, the shareholders of the Parent, in their individual capacities, are made parties hereto.

/s/ Jennifer Cory Morongiello

Jennifer Cory Morongiello

/s/ Jessica Cory

Jessica Cory

/s/ Joseph Cory, Jr.

Joseph Cory, Jr.

/s/ Marin Dragojevic

Marin Dragojevic

/s/ Patrick Cory

Patrick Cory

s/ Virginia Cory Carhuff

Virginia Cory Carhuff

[Signature page to Asset Purchase Agreement]

ANNEX 1

Acquired Entities

Acquired Entity	Owner
Joseph Cory Holdings, LLC of Texas	Holdings
Joseph Cory Holdings, LLC of New York	Holdings
Joseph Cory Holdings, LLC of New Jersey	Holdings
Joseph Cory Holdings, LLC of MA	Holdings
Joseph Cory Holdings, LLC of IL	Holdings
Joseph Cory Holdings, LLC of FL	Holdings
Joseph Cory Holdings LLC of CA	Holdings
Joseph Cory Holdings Leasing, LLC	Parent
Logistics Leasing & Services LLC	Parent